EX-28.d.3.f.1

EXHIBIT A

SUBADVISORY AGREEMENT

BY AND AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

and

NATIONWIDE ASSET MANAGEMENT, LLC

Effective January 1, 2008

As amended September 17, 2012*

Funds of the Trust	Subadvisory Fees
Nationwide Bond Fund	0.15% on assets up to $250 million 0.125% on assets of $250 million and more but less than $1 billion 0.10% on assets of $1 billion and more

Nationwide Government Bond Fund	0.175% on assets up to $250 million 0.15% on assets of $250 million and more but less than $1 billion 0.125% on assets of $1 billion and more

Nationwide Inflation-Protected Securities Fund	0.075% on all assets

*	As approved by the Board of Trustees at its meeting held on June 13, 2012.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this amended Exhibit A on the effective date set forth above.

TRUST NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael Spangler
Name:	Michael Spangler
Title:	President

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Michael Spangler
Name:	Michael Spangler
Title:	President

SUBADVISER NATIONWIDE ASSET MANAGEMENT, LLC

By:	/s/ Mark Bursinger
Name:	Mark Bursinger
Title:	Investment Leader

2